Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated October 22, 2018

Registration Statement No. 333-227192

Relating To Preliminary Prospectus dated October 19, 2018

Free Writing Prospectus

Jump World Holding Limited Investor Presentation

This free writing prospectus relates to the proposed public offering of Class A ordinary shares of Jump World Holding Limited (the “Company”), which are being registered on a Registration Statement on Form F-1 (No. 333-227192) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated October 19, 2018 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1746885/000114420418054504/tv505016_f1a.htm

The Company has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Boustead Securities, LLC, at 6 Venture, Suite 265, Irvine, CA 92618 USA, Attn: Equity Capital Markets; via email offerings@boustead1828.com or by calling +1-949-502-4409.

Investor Presentation October 2018

Jump World Holding Limited Safe Harbor Statement 2 This presentation includes statements that are, or may be deemed, "forward - looking statements . " In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms "believes," "estimates," "anticipates," expects," "plans," intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the online gaming market in China and the prospects of our online gaming business as stated herein . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in the Amendment No . 2 to our Registration Statement of Form F - 1 filed with the Securities and Exchange Commission (the “SEC”) on October 19 , 2018 , for our proposed initial public offering (the "Registration Statement") . In addition, even if our results of operation, financial conditions and liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation . This presentation highlights basic information about us and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing . You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward - looking statements . We have filed the Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates . The Registration Statement has not become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC Web site at http : //www . sec . gov . The preliminary prospectus, dated O ctober 19 , 2018 , is available on SEC Website at : https : //www . sec . gov/Archives/edgar/data/ 1746885 / 000114420418054504 /tv 505016 _f 1 a . htm . Alternatively, we or any selling agent participating in the offering will arrange to send you the prospectus if you contact Boustead Securities, LLC, email : offerings@boustead 1828 . com or by calling + 1 (949) 502 - 4409 or standard mail at Boustead Securities, LLC, Attn : Equity Capital Markets, 6 Venture, Suite 265 , Irvine, CA 92618 , USA .

Jump World Holding Limited Boustead Securities Disclaimer 3 This Presentation (the “Presentation”) contains sensitive business and financial information . It is being delivered on behalf of the Company by Boustead Securities , LLC (“BSL”) . The sole purpose of this Presentation is to assist the recipient in deciding whether to proceed with a further investigation of the Company . This Presentation does not purport to be all - inclusive or to necessarily contain all the information that a prospective investor may desire in evaluating a possible business transaction with the Company . By accepting this Presentation, the recipient agrees to keep confidential the information contained herein or made available in connection with any further investigation of the Company . This Presentation may not be photocopied, reproduced or distributed to others at any time without the prior written consent of BSL . Upon request, the recipient will promptly return all materials received from the Company or BSL (including this Presentation) without retaining any copies thereof, all in accordance with the Confidentiality Agreement . This Presentation has been prepared for informational purposes relating to this transaction only and upon the express understanding that it will be used only for the purposes set forth above . Neither the Company nor BSL makes any express or implied representation or warranty as to the accuracy or completeness of the information contained herein or made available in connection with any further investigation of the Company . Each of the Company and BSL expressly disclaims any and all liability which may be based on such information, errors therein or omissions there from . The recipient shall be entitled to rely solely on the representations and warranties made to it in any definitive agreement and the due diligence that recipient conducts . In furnishing this Presentation, neither the Company nor BSL undertakes any obligation to provide the recipient with access to any additional information . This Presentation shall neither be deemed an indication of the state of affairs of the Company nor constitute an indication that there has not been any change in the Company or affairs of the Company since the date hereof, nor an indication that BSL has performed any due diligence on the Company or its affairs . This Presentation does not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation in such jurisdiction . This Presentation includes certain statements, estimates and projections with respect to the anticipated future performance of the Company . Such statements, estimates and projections are based on significant assumptions and subjective judgment concerning anticipated results . These assumptions and judgments are inherently subject to risks, variability and contingencies, many of which are beyond the Company’s control . These assumptions and judgments may or may not prove to be correct and there can be no assurance that any projected results are obtainable or will be realized . Actual results likely will vary from those projected, and such variations may be material . In addition, this Presentation does not describe certain risks associated with the Company’s business . All communications or inquires relating to the Company or this Presentation should be directed to the representative of Boustead Securities, LLC . No personnel at the Company may be contacted directly unless expressly permitted by Boustead Securities, LLC .

Jump World Holding Limited Table of Contents 4 1 2 3 4 5 6 IPO Summary Company Introduction Business Overview Industry Analysis Operating Metrics and Financials Investment Highlights

Jump World Holding Limited Offering Summary 5 Issuer JUMP WORLD HOLDING LIMITED Security Class A Ordinary Shares, par value $0.00001 Ticker NasdaqCM: JMPW Pre - IPO Shares Outstanding 20,000,000 Number of Shares Offered Min: 2,000,000 ~ Max 4,000,000 Post - IPO Shares Outstanding Min: 22,000,000 ~ Max: 24, 0 00,000 Offering Price per Share $12.50 Offering Size Min: $25M ~ Max: $ 5 0 M Post - IPO Valuation $275M - $ 30 0 M Use of Proceeds 35% Product research and development 35% Marketing and promotion 30% General corporate purposes, including working capital needs, capital expenditures and potential strategic investments and acquisitions Lock - up 12 Months for officers/directors and all Pre - IPO shareholders Underwriter Boustead Securities, LLC IPO Date (est.) Q4 2018 Note: This is not a solicitation to offer to buy or sell securities. Please see the offering documents for further disclosures and risks . P ast performance is not indicative of future results.

Jump World Holding Limited IPO Partners 6 Investor Relations Underwriter Auditor Underwriter Counsel Issuer Counsel PRC Counsel

Jump World Holding Limited Executive Highlight 7 Incorporated and started developing of 300 Heroes 2011 4 PC games, 1 mobile game, 1 VR game as of June 2018 6 Games Monthly Active Users (“MAUs”) in 1H18 1.27 Million Average daily time spent per active user on 300 Heroes in 1H18 167 Mins TTM* Revenues 202 Million * Trailing 12 months as of June 30, 2018 Note: This is not a solicitation to offer to buy or sell securities. Please see the offering documents for further disclosures and risks . P ast performance is not indicative of future results.

Jump World Holding Limited 8 We intend to become one of the most popular technology - enabled entertainment communities for the young generation in China Our Mission

Jump World Holding Limited Company Overview 9 ▪ Established in June 2011 with headquarters office in Shanghai, China ▪ A producer, developer, and operator of community - based online gaming platform with its 1 st MOBA (multiplayer online battle arena) game, 300 Heroes launched in 201 2 ▪ Currently operates 6 online games, covering multi - genres - consisting of 4 PC games, 1 mobile game, and 1 VR game ▪ 1H18: o Revenues: RMB 111.7 million ($16.9 million) o Average active user: 1.27 million o Average daily time spent on 300 Heroes per active user: 167 minutes 94% 4% 2% Revenue Breakdown (1H18) PC Games Mobile Games Game Development and Royalty Revenue Note: This is not a solicitation to offer to buy or sell securities. Please see the offering documents for further disclosures and risks . P ast performance is not indicative of future results. The revenue breakdown is unaudited.

Jump World Holding Limited Corporate Structure 10 Major Subsidiaries Establishment Date Place Principal activities Jump World HK Limited (“Jump HK”) 4/6/2018 Hong Kong Holding Company Jump Technology (Shanghai) Co., Ltd (“WFOE”) 6/20/2018 PRC Technical service and consulting Shanghai Jump Network Technology Co., Ltd (“Jump Network”) 6/3/2011 PRC Research and operation of online games Chengdu Yuedong Network Technology Co., Ltd (“Chengdu Yuedong ) 11/21/2013 PRC Research and operation of online games Shanghai Jump Interactive Entertainment Development Co., Ltd (“Jump Interactive”) 10/20/2016 PRC Research and operation of online games Jump World Holding Limited (Cayman Islands) Jump World HK Limited (Hong Kong) Jump Technology (Shanghai) Co,. Ltd (“WFOE”) Shanghai Jump Network Technology Co., Ltd (“Jump Network”) Shanghai Jump Interactive Entertainment Development Co., Ltd (“Jump Interactive”) Chengdu Yuedong Network Technology Co., Ltd (“Chengdu Yuedong) Offshore Onshore 100% 100% 100% 100% Contractual Agreements

Jump World Holding Limited Management 11 Albert Lyu Chief Financial Officer • CFO of the company since Feb. 2018 • CFO of China Lending Corporation from Jan. 2017 to Jul. 2017 • Audit Committee Chair of Tottenham Acquisition Limited since Feb. 2018 • Director at Marcum Bernstein & Pinchuk LLP in Shanghai from 2009 to 2016 • Master of Business Studies from Liverpool John Moores University in the United Kingdom and member of ACCA Yaxi Wu Founder, Chairman Chief Executive Officer • Co - founder, CEO and Chairman of the company since 2011 • Deputy General Manager of Perfect World Investment & Holding Group from 2007 to 2010 • EMBA from Shanghai Jiao Tong University Antai College of Economics and Management Zhiyang Xu Co - Founder, Director Chief Operating Officer • Co - founder, COO and a member of the board of directors of the company since 2011 • Technology Director of Perfect World Investment & Holding Group from 2007 to 2010 • EMBA in New Finance from Shanghai Jiao Tong University School of International and Public Affairs; Pursuing an EMBA at Business School Netherlands (BNS) Dongchang Guo Co - Founder Chief Art Officer • Co - founder and CAO of the company since 2011. • Art Director of Perfect World Investment & Holding Group from 2007 to 2010 • EMBA in New Finance from Shanghai Jiao Tong University School of International and Public Affairs; Pursuing an EMBA at Business School Netherlands (BNS) Yinhai Hu Co - Founder Chief Technology Officer • Co - founder and CTO of the company since 2011 • Executive technology management positions at Shanda Network Development Limited from 2003 to 2006 • Worked at Suzhou Bianfeng Information Technology Limited from 2010 to 2011 • EMBA in New Finance from Shanghai Jiao Tong University School of International and Public Affairs; Pursuing an EMBA at Business School Netherlands (BNS)

Jump World Holding Limited Independent Directors 12 Arthur Wong Independent Director • Director and Chairman of the audit committee since Jul. 2018 • Currently CFO of Beijing Radio Cultural Transmission Co. Ltd.; Independent director and chairman of the audit committee of China Automotive Systems, Inc. (Nasdaq: CAAS), Daqo New Energy Corp. (NYSE: DQ), and China Maple Leaf Educational Systems Ltd. (HKSE: 1317) • Previously CFO of GreenTree Inns Hotel Management Group, Nobao Renewable Energy, and Asia New - Energy; Auditor at Deloitte Touche Tohmatsu in its San Jose, Hong Kong and Beijing offices. • B.S. degree in Applied Economics degree from the University of San Francisco; Awarded a Higher Diploma of Accountancy from Hong Kong Polytechnic • Member of AICPA, HKICPA and the Chartered Association of Certified Accountants in the U.K. Jason Kon Man Wong Independent Director • Director and Chairman of the compensation committee since Jul. 2018 • Currently a board member of Whiz Partners Asia Ltd. and Fortune Capital Group Ltd • Previously Independent and non - Executive Director of Group Sense International Ltd. (HKSE: 0601); Independent and non - Executive Director and Chairman of Audit Committee of Neo - Neon Holdings Ltd. (HKSE: 1868); independent and non - executive director and Chairman of the Audit Committee of Polyard Petroleum International Gorup Ltd. (HKSE: 8011); Director and Chairman of Audit Committee of China Shenzhou Mining & Resources, Inc.; Financial Consultant at Transpac Capital Ltd.; Auditor at Ernst & Young CPA, Hong Kong and Clay & Co. • Bachelor’s degree in Accounting from the University of Hawaii at Manoa and member of AICPA and HKICPA Estela Ku Independent Director • Director and Chairman of the nominating and corporate governance committee since Jul. 2018 • Currently founding member of Zhongguancun (Z - Park) Listed Companies Association (ZLCA) and Secretary General of the association; Chairman of Yanxing China; and Director of Beijing Association of Taiwan Invested Enterprises • B.A. degree from National Chengchi University in Taipei; Master’s Degree in Communications Studies from University of California, Santa Barbara; and EMBA program from Harvard Kennedy School

13 | Competitive Strength

Jump World Holding Limited

In-house Developed Game Engines

- Developed by our own in-house R&D team
- Tailored and compatible hardware maximizes the performance
- Expand game functions at will with self-developed source codes
- No authorization fees and income sharing payments

Community-based Gaming Platform

- Integrate online and offline relationships and activities
- Promote gaming events through social media to increase the user base and spread our products
- Attract new users with little to no gaming experience with HTML5(H5) technology

Highly Engaged and Interactive Community

- Promote frequent interactions between users
- Bolsters users' overall entertainment and social experience offered by our platform

Rich and Dynamic Content Offerings

- The game portfolio includes MOBA games, FPS games, fighting games, and casual games
- Online games in a virtual environment existing on network servers that connect a large number of players

Note: For illustrative purposes only and not an exhaustive list.

Multi-Platform Coverage

- Cover multiple platforms including PCs, iOS and Android
- PC application, "Battle Net"
- All of our mobile games can be downloaded through the App Store
- On Android devices, "Battle Net" is accessible in the same approach as on PCs

Cutting-edge Technological Capabilities and Scalable Infrastructure

- Best-in-class user experience such as fast app launch speed
- Propriety H5 webpage gaming technology enables viral dissemination of our mobile games on a large scale

Strong Management Team

- The senior management team has deep insights and years of experiences in a wide range of industries covering the gaming, internet, and finance sectors in China

Thriving Ecosystem Fueling Strong Monetization

- Improve user retention and fuels strong monetization as actively engaged users form a strong base for making in-game purchases
- Sell virtual items through in-game purchases

14 | Growth Strategy

Jump World Holding Limited

Growth Strategy

1 User Preferences

- Continue to design our products to incorporate socially interactive features in our games
- Conduct online marketing and promotional events to cater to the young Chinese generation's preference

2 Game Capability and Coverage

- Develop more games in order to increase our user base
- Expand R&D team
- Develop a wide range of games
- Cover a full range of game genres and themes

3 Cross - Platform

- Enlarge platform coverage to include AR devices and game consoles
- Develop H5 webpage gaming technology to foster deeper cross-platform coverage

4 Social Interaction

- Develop in-game audio chatting and friendlist
- Transplant all of our in-game and out-of-game interactive features to mobile applications

5 R&D Capability

- Enhance core technologies to achieve higher efficiency in operation.
- Improve the capacity and efficiency of our R&D process
- New technologies including AI, AR, and VR

Note: For illustrative purposes only. There is no guarantee any strategy outcome will be met. Past performance is not indicative of future results.

Jump

Jump World Holding Limited Users and User Monetization 15 Pricing Item - based revenue model: generate revenue by the sale of virtual items In - game Sales in PC Games Free to play games with sale of in - game virtual diamonds In - game Sales in Mobile Games Self - developed mobile games on third party platforms with sale of virtual items after revenue - sharing costs Licensing G rant licensed platforms the rights to distribute and operate our games for a license fee Paying Users • 123,000 average monthly paying users in 1H18 • Our users have demonstrated a high level of engagement on our platform and loyalty to our communities Tourist Players • 1,270,000 average monthly active users in 1H18 • Free - to - play model is effective in attracting new players with diverse gaming preferences before converting them into long term paying users Monetization Users Content Provision Develop and produce customized game products as content providers for other gaming companies Other Sources Organize and participate in e - sports events Note: For illustrative purposes only. There is no guarantee any strategy outcome will be met. Past performance is not indicative of fut ure results.

Jump World Holding Limited Technology Strength 16 0 50 100 150 200 250 300 350 2011 2012 2013 2014 2015 2016 2017 2018 2011 - 2018 Total Number of Employees and That of R&D Developers Number of R&D personnel Total number of Employees Our technology platform has been designed for reliability, scalability, and flexibility and is administered by our in - house operation maintenance department. Note: total numbers as of June 30, 2018 All of our game products are developed by our in - house R&D team 200 Servers • Access to a network of 200 leased physical servers with power supply and power generator backup located in internet data centers, and cloud - based servers • Lease from a third - party operator, Alibaba Cloud Web Server Technology • Web server technology focuses on reducing bandwidth use • Enhance user experience by utilizing our content distribution network (CDN) system Note: For illustrative purposes only.

Jump World Holding Limited Existing Games 17 2011 “300 Heroes ” project set for development 2012 “300 Heroes” launched 2014 “Interstellar Call ” project set for development 2015 “Crazy Boom” and“ Gun Dimension ” project set for development 2016 “Machine Crisis ” VR product project set for development “Gun Dimension ” FPS product project set for development “300 Heroes ” mobile project team formed and set for development , with product named as “Glamorous Heroes” 2017 “Warship Heroine Collection ” project team formed and in - synch R&D project set for development for both PC and mobile platforms 2018 “Glamorous Heroes” officially launched Note: For illustrative purposes only.

Jump World Holding Limited Core Games: 300 Heroes 18 94 % of total Revenues* • 1 st game developed by the Company with project set for development in 2011 • MOBA type Internet game for PC with 6 years of operating history since commercial launched in 2012 • Unique 7v7 team competition, also integrating RPG element with our original battle strategy, thus effectively expanding target user base and increasing operating income 300 Heroes Note: * during 1H18 Note: For illustrative purposes only.

Jump World Holding Limited Core Games: Glamorous Heroes 19 Glamorous Heroes • Glamorous Heroes is a 5v5 MOBA game for mobile platforms officially launched in August 2018 • Distinct features of Glamorous Heroes include its animation/comics theme and creative voice - , touch - and swipe - controlled gaming features • Monthly paying users of Glamorous Heroes of 118,464 in August 2018 • Monthly revenue generated from Glamorous Heroes in - game purchases reached RMB 7.1 million in August 2018 4 % of total Revenues* Note: * during 1H18 Note: For illustrative purposes only. Revenues are unaudited.

Jump World Holding Limited Game Pipeline 20 Gun Dimension Jan 2019 Duo - realm FPS shootout game and launch scheduled for Jan 2019 Nov 2018 Warship Heroine Collection Sea - battle themed MOBA game and internal user testing scheduled for Nov 2018 Mar 2019 Interstellar Call Sci - fi real - time strategy game and launch scheduled for Mar 2019 Dec 2018 Crazy Boom Casual sports Game and launch scheduled for Dec 2018 Note: For illustrative purposes only. Pipeline is estimated and subject to change .

Jump World Holding Limited HTML5 Based Casual Games 21 Combining H5 characteristics to create super convenient playing experience: with as few as one keystroke, users can play, compete, invite friends to play and share with friends One Keystroke to Play Based on cutting - edge technological capabilities, we achieve rapid R&D of H5 based casual games Quick Development We partner with well established social media platforms (WeChat, Weibo, Alipay, etc.) to promote those H5 casual games, creating win - win situation for both our partners and us Traffic Partners Using webpage features to realize cross platform interaction across PC, iOS and Android platforms. Organizing online/offline events to create a pan - entertainment ecosystem with mass participation Mass Outreach HTML5 Based Casual Games The Company has launched several HTML5(H5) based casual games that are easily accessible by casual users through social medias such as WeChat, Weibo, Alipay, Facebook and Twitter. It provides an effective way to attracts new users to our gaming community. Note: For illustrative purposes only.

Jump World Holding Limited Industry Overview 22 From 2013 to 2017, China’s gaming market grew at a CAGR of 24% and reached $32.5 billion in 2017 from $13.7 billion in 2013. By contrast, the U.S. gaming market was $25 billion in 2017. 0 5 10 15 20 25 30 35 40 2013A 2014A 2015A 2016A 2017A 2018E USD, bn China Gaming Market (2013A - 2018E) Note: Newzoo . https://newzoo.com/insights/articles/global - games - market - will - reach - 102 - 9 - billion - 2017 - 2/; https://venturebeat.com/2014/06/24/ gamer - globe - the - top - 100 - countries - by - 2014 - game - revenue/; https://newzoo.com/insights/infographics/newzoo - summer - series - 2 - chinese - games - market/; https://newzoo.com/insights/infographics/ chinese - games - market - 2016/; https://newzoo.com/insights/articles/new - gaming - boom - newzoo - ups - its - 2017 - global - games - market - estimate - to - 116 - 0bn - growing - to - 143 - 5bn - in - 2020/; https://newzoo.com/insights /articles/global - games - market - reaches - 137 - 9 - billion - in - 2018 - mobile - games - take - half/ Note: For illustrative purposes only . Numbers from 2018 are estimated and subject to change .

Jump World Holding Limited Operating Matrix 23 798 1258 1277 1250 1200 1270 0 200 400 600 800 1000 1200 1400 2014 2015 2016 2017 1H17 1H18 Average Monthly Active Users (In 000s) 23 66 73 92 93 123 0 20 40 60 80 100 120 140 2014 2015 2016 2017 1H17 1H18 Average Monthly Paying Users (In 000s) 4x • Note 1: Data for 2018 only include data for six months period ended June 30, 2018 • Note 2: Active users means who accessed our games at least once a month • Note 3: Paying users means active users who spend on our games 1.6x Note: For illustrative purposes only. 1H17 and 1H18 financial numbers are unaudited. Past performance is not indicative of future results.

Jump World Holding Limited Financial Highlights 24 162 176 181 3 10 0 50 100 150 200 2015 2016 2017 Revenues (RMB millions) PC games Mobile games Game development and Royalty income 30.5 32.7 43.3 0.0 10.0 20.0 30.0 40.0 50.0 2015 2016 2017 Net Income (RMB millions) 1.4x 42 37.5 46.8 32.5 38.4 0 10 20 30 40 50 2015 2016 2017 1H17 1H18 Operating Income (RMB millions) 5.9 10.8 12.3 12.8 14.2 0 2 4 6 8 10 12 14 16 2014 2015 2016 2017 1H18 Average Revenues Per Month Per Active User (RMB ) 1.2x 1.1x 2.2x Note: For illustrative purposes only. 1H17 and 1H18 financial numbers are unaudited. Please see the offering documents for further disclosures and risk. Past performance is not indicative of future results.

Jump World Holding Limited Investment Highlights 25 1 2 Strong game pipeline with 4 new games to be released in the next 6 months that would largely diversify revenue sources and drive growth in coming years. Nasdaq listing (once approved) may raise company profile and help attract not only new users but also new talents to join our team. 3 4 5 6 Well established producer, developer and operator of online games targeting the young generation in China, with games spanning multi - genres and across multi - platforms. Favorable market trend with China’s gaming market grew at a CAGR of 24% between 2013 and 2017 and online games gaining increasing popularity among the young generation. Technology - driven, community - based online PC and Mobile gaming platforms – 300 Heroes and Glamorous Heroes that attract over 1.27 million MAUs who on average spent 167 minutes per day and generating RMB 14.2 per month. Strong in - house game development capability with over 241 software engineers, designers and product managers dedicated for R&D. Note: Please see offering documents for further information about the company, disclosures and risks. Past performance is not indicative of future results.

Jump World Holding Limited Contact: Albert Lyu , CFO Email: albert.lyu@jumpw.com Alice Yu, Capital Market Manager Email: alice.w.yu@jumpw.com Tel. +86 (21) 5080 1857 - 812 Mobile. +86 159 2156 8130 or ir@jumpw.com THANK YOU!

Jump World Holding Limited Appendix: Income Statement 27 Income Statement (RMB thousands, except per share data) 2016 2017 1H17 1H18 Revenues 175,815 194,319 103,763 111,730 Cost of revenues (22,269) (30,166) (14,330) (14,821) Gross profit 153,546 164,152 89,434 96,909 Selling and marketing expenses (50,362) (51,883) (23,497) (22,315) General and administrative expenses (15,252) (20,640) (13,063) (21,005) Research and development expenses (50,471) (44,812) (20,327) (15,145) Total operating expenses (116,085) (117,335) (56,888) (58,465) Income from operations 37,461 46,818 32,546 38,444 Subsidy income 3,815 3,042 2,714 - Interest income 72 478 166 838 Other expenses, net (351) (394) (512) 5 Total other income, net 3,536 3,126 2,368 843 Income before income taxes expense 40,997 49,943 34,914 39,287 Income tax expenses (8,299) (6,693) (4,504) (4,976) Net income 32,697 43,251 30,410 34,311 EPS - basic 1.63 2.16 1.52 1.72 EPS - diluted 1.63 2.16 1.52 1.72 Note: For illustrative purposes only. 1H17 and 1H18 financial numbers are unaudited. Please see the offering documents for further disclosures and risk. Past performance is not indicative of future results.

28 | Appendix: Balance Sheet

Appendix: Balance Sheet

Jump World Holding Limited

Balance Sheet (RMB thousands)	12/31 2016	12/31 2017	6/30 2018
Cash and cash equivalents	55,978	93,896	64,924
Accounts receivable, net	6,656	10,490	9,666
Due from shareholders	5,403	5,203	10,200
Prepaid expenses and other current assets	4,400	3,477	5,763
Total current assets	**72,437**	**113,067**	**90,553**
Property and equipment, net	6,142	5,856	4,839
Intangible assets, net	36,033	37,580	39,867
Deferred tax assets, net	1,377	921	750
Other non-current assets	2,094	2,358	2,410
Total non-current assets	**45,647**	**46,715**	**47,866**
Total assets	**118,083**	**159,782**	**138,419**
Account payable	2,545	8,827	7,661
Advances from customers	5,971	7,119	15,354
Deferred revenue	12,198	18,120	10,897
Accrued payroll and other payables	3,716	6,101	3,115
Dividends payable	-	-	10,200
Taxes payable	15,858	18,570	11,836
Total current liabilities	**40,289**	**58,737**	**59,063**
Total liabilities	**40,289**	**58,737**	**59,063**
Class A ordinary shares	1	1	1
Class B ordinary shares	1	1	1
Additiona paid-in capital	9,999	9,999	9,999
Statutory reserve	5,000	5,000	5,000
Retained earnings	62,794	86,045	64,356
Total shareholders' equity	**77,794**	**101,045**	**79,356**
Total liabilities and shareholders' equity	**118,083**	**159,782**	**138,419**

Note: For illustrative purposes only. 6/30 2018 financial numbers are unaudited. Please see the offering documents for further disclosures and risk. Past performance is not indicative of future results.

29 | Appendix: Statement of Cash Flows

Jump World Holding Limited

Statement of Cash Flows (RMB thousands)	2016	2017	1H17	1H18
Net income	32,697	43,251	30,410	34,311
Depreciation and aortization of PPE	1,612	2,082	1,064	1,374
Loss on disposal of PPE	-	6	6	-
Amortization of intangible assets	4,700	4,700	2,350	2,350
Deferred taxes provisions	651	456	206	170
Accounts receivable	3,912	(3,834)	(7,965)	825
Prepaid expenses and other current assets	17,796	923	(2,459)	(2,287)
Other non-current assets	(1,097)	(264)	2,094	(51)
Advance from customers	4,615	1,677	2,726	8,236
Accrued payroll and other payables	(2,094)	2,384	(256)	(2,986)
Taxes payable	1,035	2,712	(5,236)	(6,734)
Accounts payable	1,996	6,282	3,701	(1,167)
Deferred revenue	(5,697)	5,922	(1,974)	(7,223)
Net cash provided by operating activities	**60,126**	**66,296**	**24,667**	**26,818**
Purchase of PPE	(3,440)	(2,331)	(865)	(356)
Costs to obtain and develop intangible assets	(17,900)	(6,247)	-	(4,637)
Net cash used in investing activities	**(21,340)**	**(8,577)**	**(865)**	**(4,994)**
Repayment from a related party	-	200	-	5,003
Advance to a related party	(5,200)	-	-	(10,000)
Dividends paid to shareholders	-	(20,000)	(20,000)	(45,800)
Net cash used in financing activities	**(5,200)**	**(19,800)**	**(20,000)**	**(50,797)**
Net change in cash and cash equivalents	**33,586**	**37,918**	**3,802**	**(28,973)**
Cash and cash equivalents - BoP	**22,392**	**55,978**	**55,978**	**93,896**
Cash and cash equivalents - EoP	**55,978**	**93,896**	**59,781**	**64,924**

Note: for illustrative purposes only. 1H17 and 1H18 financial numbers are unaudited. Please see the offering documents for further disclosures and risk. Past performance is not indicative of future results.